UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2018

Nature’s Best Brands, Inc.
(Exact name of registrant as specified in Charter)

Florida	001-37807	47-3170676
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2250 NW 114th Ave. Unit 1P, PTY 11020

Miami, FL 33172-3652

(Address of Principal Executive Offices)

+507-6501-8105

(Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105

Phone: (646) 895-7152

Fax: (646) 895-7238

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2018:

•	Lawrence Biggs and Justin E. Anderson were elected as directors by Natalia A. Lopera, the Company’s sole director.
•	Upon the election of Mr. Biggs and Mr. Anderson, Ms. Lopera’s resignation become effective.
•	Mr. Biggs was elected chairman of the board, chief executive officer and president.
•	Mr. Anderson was elected as chief operating officer.

Ms. Lopera did not resign as a result of a disagreement on any matter relating to the Company’s operations, policies or practices.

Mr. Biggs, 59, was chief executive officer and a stockholder of Unisource from August 2017 until September 2018. From September 2013 to September 2015, Mr. Biggs was chief executive officer and a stockholder of Rawkin Juice, Inc. The Company acquired the assets of Rawkin Bliss LLC dba Rawkin Juice in April 2017 pursuant to an asset purchase agreement dated December 14, 2016, for the assumption of liabilities in the amount of approximately $300,000. Since October 2015, Mr. Biggs was owner and chief executive officer of Cardio Supply LLC, which sold medical devices through trade shows. Since April 2019, Mr. Biggs has been owner and chief executive officer of Nexus Ventures, which provides business and consulting services. The Company believes that Mr. Biggs experience in the marketing and sale of medical devices will be important to the ability of the Company to develop its proposed business.

Mr. Anderson, 43, has been the chief executive officer and an owner of CPD Integrated Healthcare (formerly Center for Psychological Development, Inc.), which provides outpatient counseling and substance abuse treatment, psychological and neuropsychological testing, and psychiatric medication management in two states through six locations and 54 providers, since 2005, Serenity Counseling, Inc., which provides outpatient counseling and substance abuse treatment, psychological and neuropsychological testing, and psychiatric medication management, since 2010, Brothers Rods & Customs, LLC, which specializes in custom paint and body work for show vehicles and custom specialty vehicles, since 2013, and JAS Consulting, Inc., which provides full practice management, billing and coding services, and provider contracting to physicians and physician owned medical practices, since 2013. Mr. Anderson received his BA in business management from Oklahoma State University. The Company believes that Mr. Anderson’s experience in the medical field will be important to the ability of the Company to develop its proposed business.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 15, 2018, the Company’s board of directors amended the Company’s bylaws to make the following changes:

•	The number of directors, which shall be between one and nine, is determined by the board of directors. The former bylaws provided that the number of directors is determined by the stockholders.

•	Vacancies in the board of directors are to be filled by the directors. The former bylaws provided that stockholders fill vacancies.

•	The bylaws added a provision to provide that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except, to the extent provided by applicable law, for fraudulent acts, for breach of fiduciary duty and for any any conduct which, under the laws of the State of Florida, a director or officer can be held to be personally liable.

•	The bylaws provide broad indemnification and advancement of expenses to the extent permitted by the Florida Business Corporation Act, except that indemnification of a director in a contested election who is not a continuing director, shall not be entitled to indemnification unless approved by the a majority of the continuing directors.

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Item 8.01 Other Events.

Until recently, the Company, through its subsidiaries, operated four restaurants that offer healthy food, coffee and juice, two in Panama and two in California. Such business has been substantially discontinued, with the Company presently operating one small restaurant in Panama. The Company intends to negotiate a non-exclusive distribution agreement with a manufacturer of medical device systems used for various forms of screening which provides physicians and medical professionals with useful data utilized for maximizing the management of patients’ health, and upon entering into such an agreement, to market the equipment. The Company has never generated any revenue from such business, and the Company can give no assurance that it can or will ever successfully negotiate a distribution agreement on acceptable terms, compete in the marketing of medical equipment, operate profitably or generate positive cash flow.

Item 9.01. Financial Statements and Exhibits

d. Exhibits.

Exhibit No.	Description
3.1	Bylaws of the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S BEST BRANDS, INC.

Date: October 17, 2018	By:	/s/ Lawrence Biggs
Lawrence Biggs
Chief Executive Officer

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